Exhibit 10.1

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT (this “Agreement”), dated as of August 4, 2023, is entered into by and among Ikena Oncology, Inc., a Delaware corporation (“Ikena”) and Computershare Inc., a Delaware corporation and its affiliate Computershare Trust Company, N.A., a federally chartered trust company, collectively, as initial Rights Agent (as defined herein).

RECITALS

WHEREAS, Ikena, Portsmouth Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of Ikena (“Merger Sub 1”), Portsmouth Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Ikena (“Merger Sub 2”), and Pionyr Immunotherapeutics, Inc., a Delaware corporation (the “Company”) and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as Securityholder Agent thereunder, have entered into an Agreement and Plan of Merger, dated as of the date herewith (the “Merger Agreement”), pursuant to which (i) Merger Sub 1 will merge with and into Company (the “First Merger”), with Company surviving the First Merger as a wholly-owned subsidiary of Ikena and (ii) immediately following the First Merger, Company will merge with and into Merger Sub 2 (the “Second Merger” and together with the First Merger, the “Merger”), with Merger Sub 2 surviving the Second Merger (after the Second Merger, Merger Sub 2 is sometimes referred to as the “Surviving Company”);

WHEREAS, pursuant to and in accordance with the terms and conditions of the Merger Agreement, Ikena has agreed to provide to the Holders (as defined herein), who shall initially be Persons who are stockholders of the Company, in each case, as of immediately prior to the First Effective Time, contingent value rights as hereinafter described; and

WHEREAS, the parties have done all things necessary to make the contingent value rights, when issued hereunder, the valid obligations of Ikena and to make this Agreement a valid and binding agreement of Ikena, in accordance with its terms.

NOW, THEREFORE, in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the proportionate benefit of all Holders, as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions.

Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the Merger Agreement. The following terms have the meanings ascribed to them as follows:

“Acting Holders” means, at the time of determination, Holders of at least 25% of the outstanding CVRs as set forth on the CVR Register.

“Assignee” has the meaning set forth in Section 7.5.

“Business Day” means any day other than a day on which banks in the State of California or the State of New York are authorized or obligated to be closed.

“Calendar Quarter” means the successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30, or December 31; provided, however that (a) the first Calendar Quarter shall commence on the date of this Agreement and shall end on the first September 30 thereafter, and (b) the last Calendar Quarter shall commence on the first day after the full Calendar Quarter immediately preceding the effective date of the termination of this Agreement and shall end on the effective date of the termination of this Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“CVR” means a contingent contractual right of Holders to receive CVR Payments pursuant to this Agreement.

“CVR Payment” means the CVR Proceeds for a given payment.

“CVR Proceeds” means 50% of any excess of (i) of Gross Proceeds received by Ikena over (ii) the Permitted Deductions, all as calculated, to the extent in accordance with GAAP, using the policies, methodologies, processes and procedures used to prepare Ikena’s then most recent year-end financial statements. To the extent Permitted Deductions exceed Gross Proceeds for any period in which payments are to be made pursuant to Section 2.4, any excess Permitted Deductions shall be applied against Gross Proceeds with respect to any subsequent payment to be made pursuant to Section 2.4.

“CVR Register” has the meaning set forth in Section 2.3(b).

“Disposition Agreement” means any definitive agreement entered into by Ikena within the Disposition Period pursuant to which Ikena may sell, assign, license, or dispose of, or transfer, in one or more transactions, some or all of the Legacy Assets.

“Disposition Period” means the period beginning on the date of this Agreement and ending on the date which is twenty-four (24) months following the date of this Agreement.

“Gross Proceeds” means, without duplication, the net cash consideration (other than royalties) paid to Ikena or its Affiliates during the Payment Period pursuant to any Disposition Agreement.

“Holder” means, at the relevant time, a Person in whose name CVRs are registered in the CVR Register.

“Legacy Assets” means the tangible and intangible assets owned or licensed by the Company as of the date of this Agreement which are used in or related to the development and optimization of investigational drug products for which the Company is, or was, researching and developing, including PY314, PY159 and PY265.

“Loss” has the meaning set forth in Section 3.2(f).

“Majority of Holders” means, at any time, the registered Holder or Holders of more than 50% of the total number of CVRs registered at such time, as set forth on the CVR Register.

“Notice” has the meaning set forth in Section 7.1.

“Officer’s Certificate” means a certificate signed by the chief executive officer and the chief financial officer of Ikena, in their respective official capacities.

“Parent Common Stock” means common stock, par value $0.001 per share, of Ikena.

“Parent Non-Voting Common Stock” means Ikena’s non-voting common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Payment Information” has the meaning set forth in Section 2.4(a).

“Payment Instructions” has the meaning set forth in Section 2.4(a).

“Payment Period” means the period beginning immediately following the Second Effective Time and ending on the second anniversary of the Closing Date.

“Permitted Deductions” means the sum of the following, without duplication:

(a) any applicable and non-recoverable value added, sales or similar taxes imposed on the Gross Proceeds and payable by Ikena or any of its Affiliates and any income or other Taxes payable by Ikena or any of its Affiliates that would not have been incurred by Ikena or its Affiliates for the taxable year of receipt or accrual of the Gross Proceeds but for the Gross Proceeds having been received or accrued by Ikena or its Affiliates; provided that, for purposes of calculating income Taxes incurred by Ikena and its Affiliates with respect to Gross Proceeds, any such income Taxes shall be computed: (i) after taking into account any net operating loss carryforwards or other Tax attributes (including Tax credits) actually available to Ikena or its Affiliates, (A) which Tax attributes were generated either prior to the Closing Date or with respect to the Legacy Assets after the Closing Date, (B) to the maximum extent permitted by law to offset such Gross Proceeds after taking into account any limits on the usability of such attributes, including under Section 382 or other applicable provisions of the Code or similar state, local, or other Tax laws, and (C) as reasonably determined by a nationally recognized tax advisor, and (ii) assuming for this purpose that the last items of gross income of Ikena and its Affiliates after the Closing Date are the Gross Proceeds; and

(b) any Loss (as defined below) actually incurred, suffered, sustained, or paid by Ikena or any of its Affiliates arising out of, related to, or in connection with (1) distribution of CVRs to the initial Holders in accordance with Section 2.3(e), and (2) any Disposition Agreement (other than as a result of Ikena’s failure to comply with the terms of such Disposition Agreement or as a result of Ikena’s fraud, negligence, bad faith, intentional breach or willful misconduct with respect to the performance of such Disposition Agreement) or any of the transactions contemplated thereby which, for the avoidance of doubt, shall include any Loss related to or arising out of any contract or agreement entered into by Ikena with any third party acting in a consultant, broker or similar capacity relating to or involving the disposition of the Legacy Assets, pursuant to which Ikena is required to make a payment to such third party as a result of entering into a Disposition Agreement or the receipt of Gross Proceeds, including (i) in respect of its performance of any Disposition Agreement, and (ii) any indemnification obligations set forth in any Disposition Agreement.

“Permitted Transfer” means a Transfer of one or more CVRs (i) upon death of a Holder by will or intestacy; (ii) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (iii) made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (iv) if the Holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable; (v) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (vi) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case as permitted by The Depository Trust Company; (vii) to Ikena or its Affiliates; or (viii) as provided in Section 2.6.

“Person” shall mean any individual, partnership, joint venture, limited liability company, firm, corporation, unincorporated association or organization, trust or other entity, and shall include any successor (by merger or otherwise) of any such Person.

“Record Time” has the meaning set forth in Section 2.3(c).

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have been appointed pursuant to ARTICLE 3 of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Transfer” means transfer, pledge, hypothecation, encumbrance, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise), the offer to make such a transfer or other disposition, and each contract, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

“Transfer Agent” means the transfer agent for the Parent Common Stock, the Parent Non-Voting Common Stock and the Parent Preferred Stock at the applicable time.

ARTICLE 2

CONTINGENT VALUE RIGHTS

Section 2.1 Holders of CVRs; Appointment of Rights Agent.

(a) The CVRs represent the contractual rights of Holders to receive CVR Payments pursuant to this Agreement. In accordance with the Merger Agreement and pursuant to the Contemplated Transactions, each share of Company Common Stock (as defined in the Merger Agreement) was cancelled in the First Merger and automatically converted into the right to receive, in addition to the other consideration payable in accordance with the Merger Agreement, one CVR. The initial Holders shall be determined pursuant to the terms of this Agreement, and a list of the initial Holders shall be furnished to the Rights Agent by or on behalf of Ikena in accordance with Section 4.1.

(b) Ikena hereby appoints the Rights Agent to act as rights agent for Ikena in accordance with the express terms and conditions (and no implied terms and conditions) set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

Section 2.2 Non-transferable.

A Holder may not at any time Transfer CVRs, other than pursuant to a Permitted Transfer. Any attempted Transfer that is not a Permitted Transfer, in whole or in part, will be void ab initio and of no effect. The CVRs will not be listed on any quotation system or traded on any securities exchange.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs will be issued in book-entry form only and will not be evidenced by a certificate or other instrument. Holders’ rights and obligations in respect of CVRs derive solely from this Agreement.

(b) Subject to the delivery of the list of the initial Holders to the Rights Agent by or on behalf of Ikena in accordance with Section 4.1, the Rights Agent will maintain an up-to-date register (the “CVR Register”) for the purposes of (i) identifying the Holders of CVRs, (ii) determining Holders’ entitlement to CVRs and (iii) registering the CVRs and Permitted Transfers thereof. The CVR Register will be created, and CVRs will be distributed, effective as of the First Effective Time, in accordance with Section 2.6(a) of the Merger Agreement. The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CVRs. Except for the obligations to the Rights Agent set forth herein, neither Ikena nor its Subsidiaries will have any responsibility or liability whatsoever to any Person other than the Holders.

(c) Subject to the restriction on transferability set forth in Section 2.2, every request made to Transfer CVRs must be in writing and accompanied by a written instrument of Transfer reasonably acceptable to the Rights Agent, together with the signature guarantee of a guarantor institution which is a participant in a signature guarantee program approved by the Securities Transfer Association (a “signature guarantee”) and other requested documentation in a form reasonably satisfactory to the Rights Agent, duly executed and properly completed, as applicable, by the Holder or Holders thereof, or by the duly appointed legal representative, personal representative or survivor of such Holder or Holders, setting forth in reasonable detail the circumstances relating to the Transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination in accordance with its own internal procedures that the Transfer instrument is in proper form and the Transfer is a Permitted Transfer and otherwise complies on its face with the other terms and conditions of this Agreement, register the Transfer of the applicable CVRs in the CVR Register. All Transfers of CVRs registered in the CVR Register will be the valid obligations of Ikena, evidencing the same right, and entitling the transferee to the same benefits and rights under this Agreement, as those held by the transferor. No transfer of CVRs shall be valid until registered in the CVR Register and any transfer not duly registered in the CVR Register shall be void. Ikena and Rights Agent may require evidence of payment of any stamp or transfer taxes payable by reason of such Transfer (or reasonable evidence that such taxes are not applicable). Neither Ikena nor Rights Agent shall be responsible for any other costs and expenses related to any transfer or assignment of the CVRs (including the cost of any transfer tax).

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. Such written request must be duly executed by such Holder. Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the CVR Register. The Acting Holders may, without duplication, make a written request to the Rights Agent for a list containing the names, addresses and number of CVRs of the Holders that are registered in the CVR Register. Upon receipt of such written request from the Acting Holders, the Rights Agent shall promptly deliver a copy of such list to the Acting Holders.

(e) Ikena will provide written instructions to the Rights Agent for the distribution of CVRs to the Holders as of immediately prior to the First Effective Time (the “Record Time”). Subject to the terms and conditions of this Agreement and Ikena’s confirmation of the First Effective Time, the Rights Agent shall effect the distribution of the CVRs, less any applicable tax withholdings, to each holder of Company Common Stock as of the Record Time by mailing of a statement of holding reflecting such CVRs.

Section 2.4 Payment Procedures.

(a) No later than forty-five (45) days following the end of each Calendar Quarter during the term of this Agreement, Ikena shall (i) deliver to the Rights Agent, an Officer’s Certificate certifying to and specifying in reasonable detail (A) the Holders that are Accredited Investors and those that are Unaccredited Investors, and (B) the aggregate amount of (I) the Gross Proceeds received by Ikena or its Affiliates during such period, as the case may be; (II) the CVR Proceeds for such period, including the Permitted Deductions reflected in such CVR Proceeds; and (III) the CVR Payment payable to Holders, if any, in respect of such CVR Proceeds (including, with respect to such CVR Payment, the amount of cash to be paid per CVR held by Unaccredited Investors, and the amount of cash and number of shares of Parent Common Stock, Parent Non-Voting Common Stock or Parent Preferred Stock, as the case may be, to be paid per CVR held by Accredited Investors (collectively, the “Payment Information”)), and (ii) deliver to the Rights Agent, or as the Rights Agent directs, (A) the cash portion of the CVR Payment (if any) by wire transfer of immediately available funds to an account designated by the Rights Agent not less than ten (10) Business Days prior to the date of the applicable payment, and, (B) directions, any other letter of instruction, opinions or other information requested by the Rights Agent or Transfer Agent (“Payment Instructions”) to enable the Rights Agent to cause the Transfer Agent to issue to the Holders who are Accredited Investors, the stock portion of the CVR Payment in shares of Parent Common Stock, Parent Non-Voting Common Stock or Parent Preferred Stock, as applicable. Upon receipt of the wire transfer referred to in the foregoing sentence, the Rights Agent shall promptly (and in any event, within ten (10) Business Days) pay, by check mailed, first-class postage prepaid, to the address of each Holder set forth in the CVR Register at such time or by other method of delivery as specified by the applicable Holder in writing to the Rights Agent, an amount in cash equal to such Holder’s cash portion of the applicable CVR Payment. Subject to the other provisions in this Section 2.4(a), for any CVR Payment, Ikena shall calculate the amount of cash to be paid to a Holder that is an Accredited Investor by employing the following formula: one-half of the product determined by multiplying (i) the quotient determined by dividing (A) the applicable CVR Payment by (B) the total number of CVRs registered in the CVR Register at such time, by (ii) the number of CVRs registered to such Holder in the CVR Register at such time. For the avoidance of doubt, Ikena shall have no further liability in respect of the relevant CVR Payment (or the applicable Gross Proceeds or CVR Proceeds) upon delivery in full of such CVR Payment in accordance with this Section 2.4(a) and the satisfaction of each of Ikena’s obligations set forth in this Section 2.4(a). Notwithstanding anything in this Agreement to the contrary, except as set forth in the next sentence, each CVR Payment shall be made 50% in cash and 50% in shares of Parent Common Stock (with the number of shares of Parent Common Stock to be determined by Ikena using a value per share of Parent Common Stock equal to the closing price of a share of Parent Common Stock on the Nasdaq Global Market for the last trading day preceding the CVR Payment); provided, that if a Holder of CVRs holds shares of Parent Non-Voting Common Stock prior to the Closing, such Holder shall receive, in lieu of shares of Parent Common Stock, shares of Parent Non-Voting Common Stock to the extent the issuance of shares of Parent Common Stock to such Holder would result in such Holder, when aggregated with affiliates with whom such Holder is required to aggregate beneficial ownership for purposes of Section 13(d) of the Exchange Act, beneficially owning (for purposes of Section 13(d) of the Exchange Act) more than 9.99% of the Parent Common Stock; provided, further, provided that the Holders of CVRs who are Unaccredited Investors shall receive 100% cash and the Holders of CVRs who are Accredited Investors shall receive such greater percentage of Parent Common Stock (or Parent Non-Voting Common Stock, as set forth in the foregoing proviso) as is necessary to ensure that the aggregate CVR Payment made to all former holders of Company Capital Stock consists 50% of cash and 50% of shares of Parent Common Stock. If the Conversion Proposal (as defined in the Merger Agreement) has not been approved by the stockholders of Parent prior to payment being required on the CVRs, the Holders of CVRs shall be issued shares of Parent Preferred Stock (as defined in the Merger Agreement) in lieu of Parent Common Stock (in the same number) and Parent shall, in furtherance of its covenants in the Merger Agreement, use reasonable best efforts to obtain stockholder approval permitting conversion of such shares of Parent Preferred Stock into Parent Common Stock as promptly as practicable after issuance (or Parent Non-Voting Common Stock, as applicable). For tax purposes, it is agreed that the value of a share of Parent Preferred Stock is equal to the value of a share of Parent Common Stock. Upon (i) consummation of a Specified Transaction (as defined in Section 6.1) or (ii) the delisting of the Parent Common Stock from The Nasdaq Stock Market, the CVR Payment shall be paid 100% in cash

(b) The Rights Agent shall be fully protected in relying on the Payment Information and Payment Instruction and shall have no duty or obligation to investigate or confirm the accuracy of the calculations and statements contained therein, including, without limitation, the amount of cash or number of Parent Common Stock, Parent Non-Voting Common Stock or Parent Preferred Stock to be issued to any Holder in connection with any CVR Payment and whether any Holder is an Accredited Investor or Unaccredited Investor. The Rights Agent shall have no responsibilities whatsoever with regard to the distribution of Parent Common Stock, Parent Non-Voting Common Stock or Parent Preferred Stock, as the case may be, to the Holders in connection with any CVR Payment by the Transfer Agent other than the delivery of the Payment Instruction and Payment Information to the Transfer Agent.

(c) For U.S. federal income and other applicable Tax purposes, the parties hereto agree that (i) amounts payable pursuant to this Agreement are intended to be treated as deferred contingent purchase price in connection with the Merger and (ii) a portion of such amounts may be treated as interest pursuant to Section 483 or Section 1274 of the Code (collectively, the “Intended Tax Treatment”). The parties hereto will not take any position contrary to the Intended Tax Treatment on any Tax Return or for other Tax purposes, except as may be required by a change in applicable Law or pursuant to a final “determination” within the meaning of Section 1313(a) of the Code, in each case, after the date hereof.

(d) Ikena and the Rights Agent will be entitled to deduct and withhold, or cause to be deducted and withheld, from any CVR Payment otherwise payable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Law relating to Taxes. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts will be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made. If instructed by Ikena, the Rights Agent shall solicit from each Holder an IRS Form W-9 or applicable IRS Form W-8, as applicable, at such time or times as is necessary to permit any payment under this Agreement to be made without U.S. federal backup withholding. Prior to making any Tax deductions or withholdings or causing any such Tax deductions or withholdings to be made with respect to any Holder, the Rights Agent will, if instructed by Ikena, use commercially reasonable efforts to provide notice to the Holder of any potential Tax deduction or withholding (other than backup withholding) and a reasonable opportunity for the Holder to provide any necessary Tax forms, including an IRS Form W-9 or appropriate IRS Form W-8, as applicable, in order to reduce such withholding amounts; provided that the time period for payment of a CVR Payment by the Rights Agent set forth in Section 2.4(a) will be extended by a period equal to any delay caused by the Holder providing such forms, provided, further, that in no event shall such period be extended for more than ten (10) Business Days, unless otherwise requested by the Holder for the purpose of delivering such forms and agreed to by the Rights Agent. Ikena will provide Tax withholding and reporting instructions in writing to the Rights Agent from time to time as relevant, and upon request of the Rights Agent. The Rights Agent shall have no responsibilities with respect to tax withholding, reporting or payment except as specifically instructed by Ikena pursuant to a Tax Instruction Letter memorializing the Rights Agent’s obligations under this Agreement as to IRS tax reporting and withholding with respect to the distribution of the CVRs as well as to CVR payments (if any).

(e) Any portion of a CVR Payment that remains undistributed to the Holders at such time as such portion could be properly delivered to a public official pursuant to applicable abandoned property, escheat, or similar applicable Law (including by means of invalid addresses on the CVR Register) will be delivered by the Rights Agent to Ikena or a Person nominated in writing by Ikena (with written notice thereof from Ikena to the Rights Agent), who shall be permitted to permanently retain such amounts and each of the applicable Holders will thereafter irrevocably forfeit any rights to such amounts. In addition to and not in limitation of any other indemnity obligation herein, Ikena agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Ikena or a public official.

Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest.

(a) CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable in respect of CVRs.

(b) CVRs will not represent any equity or ownership interest in Ikena or any of its Affiliates (including in the Surviving Company). The sole right of the Holders to receive property hereunder is the right to receive CVR Payments, if any, in accordance with the terms hereof. It is hereby acknowledged and agreed that a CVR shall not constitute a security of Ikena or any of its Subsidiaries or of the Surviving Company.

(c) The CVRs and the possibility of any payment hereunder with respect thereto are highly speculative and subject to numerous factors outside of Ikena’s control, and there is no assurance that Holders will receive any payments under this Agreement or in connection with the CVRs. It is highly possible that there will not be any Gross Proceeds that may be the subject of a CVR Payment. Neither Ikena nor its Affiliates owe, by virtue solely of their obligations under this Agreement, a fiduciary duty or any implied duties to the Holders in connection with the CVRs and the parties hereto intend solely the express provisions of this Agreement to govern their contractual relationship with respect to the CVRs. It is acknowledged and agreed that this Section 2.5(c) is an essential and material term of this Agreement.

(d) Any actions seeking the enforcement of the rights of Holders hereunder may be brought by the Acting Holders.

Section 2.6 Ability to Abandon CVR.

A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights represented by CVRs by transferring such CVRs to Ikena or a Person nominated in writing by Ikena (with written notice thereof from Ikena to the Rights Agent) without consideration or compensation therefor, and such rights will be cancelled, with the Rights Agent being promptly notified in writing by Ikena of such transfer and cancellation. Nothing in this Agreement is intended to prohibit Ikena or its Affiliates from offering to acquire or acquiring CVRs, in private transactions or otherwise, for consideration in its sole discretion.

Section 2.8 No Implied Obligations of Ikena.

Except as specifically provided in Section 4.4, and subject to the terms of the Merger Agreement, Ikena shall have the power and right to control all aspects of its and its subsidiaries’ businesses and operations (and all of their assets and products), and subject to its compliance with the terms of this Agreement and the Merger Agreement, Ikena may exercise or refrain from exercising such power and right as it may deem appropriate and in the best overall interests of Ikena and its stockholders, rather than the interest of the Holders. Except as specifically provided in Section 4.4 and Section 5.5(a) of the Merger Agreement, Ikena shall have no obligation to own, operate, use, sell, transfer, convey, license, develop, commercialize or otherwise exploit in any particular manner any of its or its subsidiaries’ business or operations (or any of their assets or products) or to negotiate or enter into any agreement, including any Disposition Agreement, including in order to obtain, maximize or expedite the receipt of any Gross Proceeds or minimize Permitted Deductions. None of Ikena or any of its Affiliates (or any directors, officer, employee, or other representative of the foregoing) owes any fiduciary duty or similar duty to any Holder in respect of the CVRs. Notwithstanding anything to the contrary in this Agreement, including this Section 2.8, nothing in this Agreement shall limit, amend, affect or otherwise alter the terms and provisions of the Merger Agreement, including Parent’s obligations thereunder.

ARTICLE 3

THE RIGHTS AGENT

Section 3.1 Certain Duties and Responsibilities.

(a) The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of the fraud, willful misconduct, bad faith, or gross negligence of the Rights Agent (in each case as determined by a final non-appealable judgment of court of competent jurisdiction). Notwithstanding anything in this Agreement to the contrary, any liability of the Rights Agent under this Agreement will be limited to the amount of annual fees paid by Ikena to the Rights Agent in connection with this Agreement during the twelve (12) months preceding the event for which recovery is sought by Ikena, except in the case of willful misconduct, bad faith or fraud of the Rights Agent (in each case as determined by a final non-appealable judgment of court of competent jurisdiction). Anything to the contrary notwithstanding, in no event will the Rights Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action.

(b) The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by any person or entity, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Ikena or the Surviving Company.

(c) All funds received by the Rights Agent under this Agreement that are to be distributed or applied by the Rights Agent in the performance of services hereunder (the “Funds”) shall be held by the Rights Agent as agent for Ikena and deposited in one or more bank accounts to be maintained by the Rights Agent in its name as agent for Ikena. Until paid pursuant to the terms of this Agreement, the Rights Agent will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Rights Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by the Rights Agent in accordance with this paragraph, including any losses resulting from a default by any bank or financial institution or other Person. If at any time the Funds are insufficient to pay the Holders the amounts then required to be paid pursuant to this Agreement as a result of any diminution of the Funds, Parent shall promptly replenish the Funds so that the Funds are sufficient to pay the Holders the amounts then required to be paid pursuant to this Agreement. The Rights Agent may from time to time receive interest, dividends or other earnings in connection with such deposits. The Rights Agent shall not be obligated to pay such interest, dividends or earnings to Ikena, any Holder or any other Person.

Section 3.2 Certain Rights of Rights Agent.

(a) The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent.

(b) The Rights Agent may rely and will be protected by Ikena in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document reasonably believed by it in the absence of bad faith to be genuine and to have been signed or presented by or on behalf of Ikena or a Holder.

(c) Whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, gross negligence or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) on its part, incur no liability and be held harmless by the Company for or in respect of any action taken or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate.

(d) The Rights Agent may engage and consult with counsel of its selection, and the advice or opinion of such counsel will, in the absence of bad faith on the part of the Rights Agent, be full and complete authorization and protection in respect of any action taken or not taken by the Rights Agent in reliance thereon.

(e) Any permissive rights of the Rights Agent hereunder will not be construed as a duty.

(f) The Rights Agent will not be required to give any note or surety in respect of the execution of its powers or otherwise under this Agreement.

(g) Ikena agrees to indemnify the Rights Agent for, and to hold the Rights Agent harmless from and against, any claim, loss, liability, damage, deficiency, Tax, judgment, award, settlement, fine, penalty, interest, fee, cost, or expense, including reasonable and documented fees, costs, or expenses of attorneys, accountants, financial advisors, brokers, finders, consultants, and other professionals (each, a “Loss”) suffered or incurred by the Rights Agent and arising out of, related to, or in connection with the Rights Agent’s performance of its obligations under this Agreement, including the reasonable and documented costs and expenses of defending the Rights Agent against any claims, charges, demands, actions or suits arising out of, related to, or in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder, except to the extent such Loss has been determined by a final non-appealable decision of a court of competent jurisdiction to have resulted from any willful misconduct, bad faith, or gross negligence of the Rights Agent (in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction).

(h) Ikena agrees (i) to pay the fees of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder, as agreed upon in writing by the Rights Agent and Ikena on or prior to the date of this Agreement, and (ii) to reimburse the Rights Agent for all reasonable and documented out-of-pocket expenses and other disbursements incurred in the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder, including all Taxes (other than income, receipt, franchise or similar Taxes) and governmental charges, incurred by the Rights Agent in the performance of its obligations under this Agreement.

(i) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

(j) The Rights Agent will not be deemed to have knowledge of any event of which it was supposed to receive notice hereunder but has not received written notice of such event, and the Rights Agent will not incur any liability for failing to take action in connection therewith, in each case, unless and until it has received such notice in writing.

(k) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to Ikena or the Surviving Company resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof.

(l) Ikena shall perform, acknowledge and deliver or cause to be performed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as may be reasonably required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

(m) Without limiting the usage of terms defined in this Agreement or in the Merger Agreement, the Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement (except its countersignature thereof) or be required to verify the same, and all such statements and recitals are and shall be deemed to have been made by Ikena only.

(n) The Rights Agent shall act hereunder solely as agent for Ikena and shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the CVRs. The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holders with respect to any action or default by Ikena, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Ikena.

(o) The Rights Agent may rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any Law or any interpretation of the same even though such Law may thereafter have been altered, changed, amended or repealed.

(p) The Rights Agent shall not be liable or responsible for any failure of Ikena to comply with any of its obligations relating to any registration statement filed with the SEC or this Agreement, including without limitation obligations under applicable Law. The Rights Agent shall not be subject to, nor be required to comply with, or determine if any Person has complied with, the Merger Agreement or any other agreement between or among any of the Company, Surviving Company or Holders, even though reference thereto may be made in this Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Agreement.

(q) In the event the Rights Agent reasonably believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Rights Agent hereunder, the Rights Agent shall, as soon as practicable, provide notice to Ikena, and the Rights Agent may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to Ikena or any Holder or any other Person for refraining from taking such action, unless the Rights Agent receives written instructions from Ikena or such Holder or other Person which eliminate such ambiguity or uncertainty to the reasonable satisfaction of the Rights Agent.

(r) The obligations of Ikena and the rights of the Rights Agent under this Section 3.2, Section 3.1 and Section 2.4 shall survive the expiration of the CVRs and the termination of this Agreement and the resignation, replacement or removal of the Rights Agent.

Section 3.3 Resignation; Appointment of Successor.

(a) The Rights Agent may resign at any time by written notice to Ikena. Any such resignation notice shall specify the date on which such resignation will take effect (which shall be at least thirty (30) days following the date that such resignation notice is delivered), and such resignation will be effective on the earlier of (x) the date so specified and (y) the appointment of a successor Rights Agent.

(b) If the Rights Agent resigns or becomes incapable of acting, Ikena will promptly appoint a qualified successor Rights Agent. Notwithstanding the foregoing, if Ikena fails to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed will, upon its acceptance of such appointment in accordance with this Section 3.3(c) and Section 3.4, become the Rights Agent for all purposes hereunder.

(c) Ikena will give notice to the Holders of each resignation of the Rights Agent and each appointment of a successor Rights Agent in accordance with Section 7.2. Each notice will include the name and address of the successor Rights Agent. If Ikena fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of Ikena.

(d) Notwithstanding anything to the contrary in this Section 3.3, unless consented to in writing by the Acting Holders, Ikena will not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of a commercial bank.

(e) The Rights Agent will reasonably cooperate with Ikena and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent, but such predecessor Rights Agent shall not be required to make any additional expenditure or assume any additional liability in connection with the foregoing.

Section 3.4 Acceptance of Appointment by Successor.

Every successor Rights Agent appointed hereunder will, at or prior to such appointment, execute, acknowledge and deliver to Ikena and to the resigning or removed Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the Rights Agent; provided that upon the request of Ikena or the successor Rights Agent, such resigning or removed Rights Agent will execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of such resigning or removed Rights Agent, except such rights which survive its resignation or removal under the terms hereunder.

ARTICLE 4

COVENANTS

Section 4.1 List of Holders.

Ikena will furnish or cause to be furnished to the Rights Agent, in such form as Ikena receives from Ikena’s transfer agent (or other agent performing similar services for Ikena), the names and addresses of the initial Holders (and for each such Holder, identifying if it is an Accredited Investor or Unaccredited Investor) within two (2) Business Days following the Closing Date.

Section 4.2 Books and Records.

Until the termination of this Agreement and for a period of one (1) year thereafter, Ikena shall, and shall cause its Affiliates to, keep true, complete and accurate records in sufficient detail to support the applicable CVR Payments payable hereunder (including the calculation of the Permitted Deductions) in accordance with the terms specified in this Agreement.

Section 4.3 Audits.

Until the termination of this Agreement and for a period of one (1) year thereafter, Ikena shall keep complete and accurate records in sufficient detail to permit the Acting Holders to confirm the accuracy of the payments due hereunder. Subject to reasonable advance written notice from the Acting Holders and prior execution and delivery by Ikena and an independent accounting firm of national reputation chosen by the Acting Holders (the “Accountant”) of a reasonable and customary confidentiality/nonuse agreement, which confidentiality/nonuse agreement shall not prohibit the Acting Holders from communicating any such information with the Holders who have a need to know such information, provided that any such recipients are subject to confidentiality obligations with respect thereto, Ikena shall permit the Acting Holders and the Accountant, acting as agent of the Acting Holders, to have access during normal business hours to the books and records of Ikena as may be reasonably necessary to audit the calculation of any CVR Payment, Gross Proceeds and the Permitted Deductions. Notwithstanding anything in this Agreement to the contrary, in no event shall Ikena be required to provide any Tax returns or any other Tax information it deems confidential to the Acting Holders or any other party pursuant to this Agreement.

Section 4.4 Diligent Efforts.

(a) Subject to Section 5.5(a) of the Merger Agreement, Ikena and its Affiliates shall have the right, in their sole and absolute responsibility, authority and discretion during the Disposition Period with respect to (i) managing, directing and controlling the research, development, commercialization and other exploitation of the Legacy Assets in all respects, including any determination to test, develop, pursue, market, make any regulatory filings or seek regulatory approval with respect to the Legacy Assets, and (ii) conducting any sale process (including engagement of advisors) with respect to any Legacy Assets during the Disposition Period.

(b) Ikena and Ikena’s Board of Directors shall not owe fiduciary duties to the Holders in their capacity as such and shall not, subject to Section 5.5(a) of the Merger Agreement and its compliance with the terms of this Agreement, have any liability to the Holders for any actions taken or not taken in connection with the matters set forth herein. No provision of this Agreement shall require the Ikena or Ikena’s Board of Directors or any members thereof to expend or risk its, his or her own funds or otherwise incur any financial liability in the performance of any duties hereunder or in the exercise of any rights or powers.

(c) Subject to Section 5.5(a) of the Merger Agreement, none of Ikena or any of its Subsidiaries shall have any obligation or liability whatsoever to any Person relating to or in connection with any action, or failure to act, with respect to the sale of the Legacy Assets, except for the obligation to make CVR Payments to the Holders of CVRs pursuant to this Agreement.

ARTICLE 5

AMENDMENTS

Section 5.1 Amendments Without Consent of Holders or Rights Agent.

(a) Ikena, at any time and from time to time, may (without the consent of any Person, other than the Rights Agent, with such consent not to be unreasonably withheld, conditioned or delayed) enter into one or more amendments to this Agreement for any of the following purposes, without the consent of any of the Holders:

(i) to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;

(ii) subject to Section 6.1, to evidence the succession of another Person to Ikena and the assumption of any such successor of the covenants of Ikena outlined herein in a transaction contemplated by Section 6.1;

(iii) as Ikena may reasonably determine, on advice of counsel, to be necessary to ensure that CVRs are not subject to registration under the Securities Act or the Exchange Act and the rules and regulations made thereunder, or any applicable state securities or “blue sky” laws; provided that such amendments do not affect the payment terms or the amount or calculation of the CVR Payment (or the components thereof);

(iv) as Ikena may reasonably determine to be necessary or appropriate to ensure that Ikena is not required to produce a prospectus or an admission document in order to comply with applicable Law; provided that, such amendments do not adversely affect the interests of the Holders;

(v) in respect of a specific Holder, (i) to cancel CVRs in the event that such Holder has abandoned its rights in accordance with Section 2.6, or (ii) to cancel CVRs of transferor following a transfer of such CVRs in accordance with Section 2.2 or Section 2.3;

(vi) as Ikena may reasonably determine to be necessary or appropriate to ensure that Ikena complies with applicable Law; provided that, such amendments do not adversely affect the interests of the Holders; or

(vii) as Ikena may reasonably determine to facilitate the administration or performance of obligations under this Agreement; provided that, such amendments do not adversely affect the interests of the Holders.

(b) Promptly after the execution by Ikena of any amendment pursuant to this Section 5.1, Ikena will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 7.2.

Section 5.2 Amendments with Consent of Holders.

(a) In addition to any amendments to this Agreement that may be made by Ikena without the consent of any Holder pursuant to Section 5.1, with the consent of the Majority of Holders, Ikena and the Rights Agent may enter into one or more amendments to this Agreement for the purpose of adding, eliminating or amending any provisions of this Agreement, even if such addition, elimination or amendment is adverse to the interests of the Holders, unless such addition, elimination or amendment disproportionately adversely impacts any Holders relative to the Majority of Holders in which case such addition, elimination or amendment must be approved by a majority of the CVRs held by such disproportionately affected group of Holders.

(b) Promptly after the execution by Ikena and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Ikena will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 7.2.

Section 5.3 Effect of Amendments.

Upon the execution of any amendment under this ARTICLE 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby. As a condition precedent to the execution of any supplement or amendment to this Agreement, Ikena shall deliver the Rights Agent an Officer’s Certificate which states that the proposed supplement or amendment is in compliance with the terms of this ARTICLE 5, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything in this Agreement to the contrary, the Rights Agent shall not be required to execute any supplement or amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement. No supplement or amendment to this Agreement shall be effective unless duly executed by the Rights Agent.

ARTICLE 6

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

Section 6.1 Ikena May Not Consolidate, Etc.

Ikena shall not (a) convey, transfer, lease, sell or other dispose of all or substantially all (which, for the purposes of this definition, shall mean at least fifty percent (50%)) of Parent’s assets or business, (b) engage in or effect any merger or consolidation involving Parent in which Parent is not the surviving entity or (c) engage in or effect any other transaction involving Parent in which Parent is the surviving entity but in which the stockholders of Parent immediately prior to such transaction own less than fifty percent (50%) of Parent’s voting power immediately after the transaction (any of the foregoing, a “Specified Transaction”), unless:

(a) the Person formed by such consolidation or into which Ikena is merged, the Person that acquires the properties and assets of Ikena substantially as an entirety or the Person that acquires by conveyance or transfer, or that leases, Ikena substantially as an entirety (the “Surviving Person”) shall expressly assume payment of amounts on all CVRs (when and as due hereunder) and the performance of every duty and covenant of this Agreement on the part of Ikena to be performed or observed (including pursuant to the last sentence of Section 2.4(a)); and

(b) Ikena has delivered to the Rights Agent an Officer’s Certificate, stating that such consolidation, merger, conveyance, transfer or lease complies with this ARTICLE 6 and that all conditions precedent herein provided for relating to such transaction have been complied with.

Section 6.2 Successor Substituted.

Upon the occurrence of any Specified Transaction in accordance with Section 6.1, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, and shall assume all of the obligations of Ikena under this Agreement with the same effect as if the Surviving Person had been named as Ikena herein.

ARTICLE 7

MISCELLANEOUS

Section 7.1 Notices to Rights Agent and to Ikena.

All notices, requests and other communications (each, a “Notice”) to any party hereunder shall be in writing. Such Notice shall be deemed given on the date of delivery, if delivered in person, by FedEx or other internationally recognized overnight courier service (upon proof of delivery) or, (except with respect to any Person other than the Rights Agent), by e-mail (upon confirmation of receipt) prior to 5:00 p.m. in the time zone of the receiving party or on the next Business Day, if delivered after 5:00 p.m. in the time zone of the receiving party, addressed as follows:

if to the Rights Agent, to:

Computershare Inc.

Computershare Trust Company, N.A.

150 Royall Street

Canton, MA 02021

Attention: Client Services

if to Ikena, to:

Ikena Oncology, Inc.

645 Summer Street, Suite 101

Boston, Massachusetts 02210

Attention: Jotin Marango

Email: jmarango@ikenaoncology.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attention:         John T. Haggerty, Esq.

               David C. Lee, Esq.

Email:              jhaggerty@goodwinlaw.com

              srichards@goodwinlaw.com

or to such other address or email address as such party may hereafter specify for the purpose by notice to the other parties hereto.

Section 7.2 Notice to Holders.

All Notices required to be given to the Holders will be given (unless otherwise herein expressly provided) in writing and mailed, first-class postage prepaid, to each Holder at such Holder’s address as set forth in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the sending of such Notice, if any, and will be deemed given on the date of mailing. In any case where notice to the Holders is given by mail, neither the failure to mail such Notice, nor any defect in any Notice so mailed, to any particular Holder will affect the sufficiency of such Notice with respect to other Holders.

Section 7.3 Entire Agreement.

As between Ikena and the Rights Agent, this Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, notwithstanding the reference to any other agreement herein, and supersedes all prior and contemporaneous agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement.

Section 7.4 Merger or Consolidation or Change of Name of Rights Agent.

Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 3.3. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 7.4.

Section 7.5 Successors and Assigns.

This Agreement will be binding upon, and will be enforceable by and inure solely to the benefit of, the Holders, Ikena and the Rights Agent and their respective successors and assigns (the “Assignee”). Except for assignments pursuant to Section 7.4, the Rights Agent may not assign this Agreement without Ikena’s prior written consent. Ikena or an Assignee may not otherwise assign this Agreement without the prior consent of the Majority of Holders. Any attempted assignment of this Agreement in violation of this Section 7.5 will be void ab initio and of no effect.

Section 7.6 Benefits of Agreement; Action by Acting Holders.

Parent and the Rights Agent hereby agree that their respective covenants and agreements set forth herein are intended to be for the benefit of, and shall be enforceable by, the Holders, who are intended third-party beneficiaries hereof. Nothing in this Agreement, express or implied, will give to any Person (other than Ikena, the Rights Agent, the Holders and their respective permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of Ikena, the Rights Agent, the Holders and their permitted successors and assigns. Any actions seeking the enforcement of the rights of Holders hereunder may be brought by the Acting Holders and/or the Majority of Holders. Except for the rights of the Rights Agent set forth herein, the Majority of Holders and/or Acting Holders, in accordance with this agreement and as the case may be, will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding at law or in equity with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights. In the event of a bankruptcy of Ikena, individual Holders shall be entitled to assert claims in bankruptcy and take related actions in pursuit of such claims with respect to any Payment Amounts that may be claimed by the bankruptcy estate of Ikena or by any creditor of Ikena.

Section 7.7 Governing Law.

This Agreement, the CVRs and all disputes or controversies arising out of or relating to this Agreement, the CVRs or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 7.8 Jurisdiction.

Each of the parties (and by accepting the CVRs, the Holders) irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or the CVRs brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties (and by accepting the CVRs, the Holders) hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement, the CVRs and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Ikena (and by accepting the CVRs, the Holders) further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement, the CVRs or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement or the subject matter hereof, or the CVRs, may not be enforced in or by such courts.

Section 7.9 WAIVER OF JURY TRIAL.

EACH OF THE PARTIES TO THIS AGREEMENT (AND BY ACCEPTING THE CVRS, THE HOLDERS) HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE CVRS OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.9.

Section 7.10 Severability Clause.

In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, is for any reason determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be impaired or otherwise affected and will continue to be valid and enforceable to the fullest extent permitted by applicable Law. Upon such a determination, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible; provided, however, that if an excluded provision shall affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to Ikena.

Section 7.11 Counterparts; Effectiveness.

This Agreement may be signed in any number of counterparts, each of which will be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original. This Agreement will become effective when each party hereto will have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement will have no effect and no party will have any right or obligation hereunder (whether by virtue of any oral or written agreement or any other communication).

Section 7.12 Term and Termination.

This Agreement will automatically terminate and be of no further force or effect and, except as provided in Section 3.2, the parties hereto will have no further liability hereunder, and the CVRs will expire without any consideration or compensation therefor, upon the payment of the final CVR Payment payable with respect to Gross Proceeds received by Ikena pursuant to any Disposition Agreement. The termination of this Agreement will not affect or limit the right of Holders to receive the CVR Payments under Section 2.4 to the extent earned prior to the termination of this Agreement, and the provisions applicable thereto will survive the expiration or termination of this Agreement.

Section 7.13 Force Majeure.

Notwithstanding anything to the contrary contained herein, none of the Rights Agent, Ikena or any of its Subsidiaries (except as it relates to the obligations of the Surviving Company under ARTICLE 3) will be liable for any delays or failures in performance resulting from acts beyond its reasonable control including acts of God, pandemics (including COVID-19), terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest.

Section 7.14 Specific Performance. The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies will not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by Parent or its Assignee, on the one hand, or the Holders, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, Parent or Assignee, on the one hand, and the Holders, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other(s) (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other(s) (as applicable) under this Agreement. Parent, on the one hand, and the Holders, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party (or parties), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party (or parties) under this Agreement.

Section 7.15 Construction.

(a) For purposes of this Agreement, whenever the context requires: singular terms will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.

(b) As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(c) The headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.

(d) Unless stated otherwise, “Article” and “Section” followed by a number or letter mean and refer to the specified Article or Section of this Agreement. The term “Agreement” and any reference in this Agreement to this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be, amended, restated, replaced, supplemented or novated and includes all schedules to it.

(e) A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day.

(f) Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, United States, unless otherwise specified. The parties hereto and Ikena have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and Ikena and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

(g) All references herein to “$” are to United States Dollars.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the day and year first above written.

Ikena Oncology, Inc.

By:	/s/ Jotin Marango
Name: Jotin Marango
Title: Chief Financial Officer

[Signature Page to Contingent Value Rights Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the day and year first above written.

COMPUTERSHARE INC.
COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Collin Ekeogu
Name:	Collin Ekeogu
Title:	Manager, Corporate Actions

[Signature Page to Contingent Value Rights Agreement]